Twin Brook

CAPITAL PARTNERS

An Angelo Gordon Company

Dear Investor,

Following the Form 10-Q filing for the period ended September 30, 2020, we wanted to provide an update to investors in AG Twin Brook BDC, Inc. (the “BDC”) regarding the impact of the COVID-19 pandemic on the BDC investment portfolio.

As has been widely reported, the pandemic has caused an immense public health crisis that continues to disrupt global markets and economies. The BDC has been actively investing since August 2019 and, therefore, has investments that predate the outbreak of COVID-19. Although the extent to which the pandemic may adversely impact the BDC is unknown and dependent on a number of factors, including its duration, future trajectory, and the mitigating effect of vaccines recently approved for emergency use and those still under development, we thought it would be useful to highlight steps we have taken to actively monitor all of the BDC’s individual portfolio companies, as well as to provide an update on the portfolio and investment activity through the third quarter 2020.

Investment Activity:

•	Prior to March 2020, investors in the BDC had contributed a total of 20.0% of their capital commitments.
•	As of December 31, 2019, the BDC held investments in twenty-one portfolio companies with an aggregate fair value of $39.8 million.
•	As of September 30, 2020, the BDC had investments in thirty-eight portfolio companies, with an aggregate fair value of $64.2 million.
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With the capital call issued in November, the BDC is only 36.5% called and thus has what we believe to be a healthy and sufficient amount of dry powder to pursue the ongoing attractive opportunity set in our target market.

•	Given the initial five-year investment period, the amount of relative exposure the BDC has to investments made before the pandemic will continue to decline over time as the BDC invests capital.

Portfolio Update through Q3 2020:

•	Through September 30, 2020, no loan in the BDC was on non-accrual status.
o
A loan is generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full.  Accrued interest is generally reversed when a loan is placed on non-accrual status.

•	Based on our internal rating system, 89.3% of the portfolio is “B” rated, with the remaining 10.7% of the portfolio rated “C.”
o	Please see the table below for details on our Investment Ratings

Investment Ratings	% of BDC (9/30/20)	Description
A	0.0%	A loan supported by exceptional financial strength, stability and liquidity;
B	89.3%	As a general rule, a new transaction will be risk-rated a “B” loan. Over time, a “B” loan is supported by good financial strength, stability and liquidity;
C	10.7%
A loan that is exhibiting deteriorating trends, which if not corrected could jeopardize repayment of the debt. In general, a default by the borrower of one of its financial performance covenants (leverage or coverage ratios) would warrant downgrade of a loan to a risk rating of “C”;

D	0.0%	A loan that has a well-defined weakness that jeopardizes the repayment of the debt or the ongoing enterprise value of the borrower;
E	0.0%	A loan that has an uncured payment default; and
F	0.0%	An asset that is considered uncollectible or of such little value that its continuance as a booked asset is unwarranted.

•	No loan held by the BDC is marked at a level indicating our belief that there is a serious impairment.
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As all of our transactions to date have covenants, we expect a certain number of covenant defaults to occur regardless of economic conditions. This gives us what we believe is an appropriate portfolio management process to manage through a period such as the one we are currently experiencing.

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It is worth noting that, should there be any increase in the need for renegotiating or restructuring any loan currently in the portfolio, the BDC will benefit from any fee associated with Twin Brook’s leading role in such a restructuring.

Outlook from here:

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Any new investor coming into the BDC is buying in at current NAV reflecting current portfolio marks, which reflect the impacts, if any, of the COVID-19 pandemic. This is in contrast to our traditional co-mingled funds, where late close investors buy in as Day 1 investors.

•	The 60+ member team of our investment adviser has continued to source, analyze and deploy capital into what we believe are attractive new opportunities.

We are optimistic the BDC will continue to identify and pursue attractive opportunities in our target market. We believe our entire investment philosophy and analytical processes have positioned us well to navigate the challenges brought on by the pandemic, as well as to capitalize on the market opportunities presented by its disruptive effect. We are enthusiastic about the opportunity set in front of us.

As always, please do not hesitate to call with any questions.

Forward-Looking Statements

This letter includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, returns, results of operations, plans, yields, objectives, the composition of our portfolio, actions by governmental entities, including the U.S. Department of the Treasury and the Federal Reserve, and the potential effects of actual and proposed legislation on us, our views on certain macroeconomic trends, and the impact of COVID-19. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements, which speak only as of the date made, and urge you to carefully consider the risks identified under the captions “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 (our “2019 10-K”) and any subsequent filings, including in our Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2020. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.